Exhibit 21

List of Subsidiaries

Subsidiary	Jurisdiction
Western Brands Holding Company, LLC	Colorado
Crocs Retail, LLC	Colorado
Western Brands Netherlands Holding C.V.	Netherlands
Crocs Puerto Rico, Inc.	Puerto Rico
Crocs Marine Ltd.	Cayman Islands
4246519 Canada Inc.	Canada
Ocean Minded, Inc.	Colorado
Jibbitz LLC	Colorado
Bite, Inc.	Colorado
Crocs General Partner LLC	Delaware
Colorado Footwear C.V.	Netherlands
Crocs Canada Inc.	Canada
Exo Italia S.R.L.	Italy
Crocs Europe B.V.	Netherlands
Crocs Brazil Comercio de Calcados Ltda	Brazil
Crocs US Latin American Holdings, LLC	Delaware
Crocs Italy S.r.l.	Italy
Crocs Europe Stores S.L.	Spain
Crocs Stores Ireland Limited	Ireland
Crocs Belgium NV	Belgium
Crocs Portugal, Lda.	Portugal
Crocs Stores B.V.	Netherlands
Crocs Germany GmbH	Germany
Crocs UK Limited	United Kingdom
Crocs France S.A.R.L.	France
Crocs Nordic OY	Finland
Crocs BH LLC	Bosnia-Herzgovina
Crocs Distribution FZE	Dubai
LLC Crocs CIS	Russia
Panama Footwear Distribution S. De R.L.	Panama
Crocs Stores OY	Finland
Crocs Stores AB	Sweden
Crocs Mexico Trading	Mexico
Crocs Mexico SRL de CV	Mexico
Crocs Servicios SRL de CV	Mexico
Crocs S.R.L.	Argentina
Crocs Chile Ltda.	Chile
Crocs Asia Pte Ltd.	Singapore
Crocs Asia Pte Ltd.	Japan
Crocs Korea Pte Ltd.	South Korea
Crocs Hong Kong Ltd.	Hong Kong
Crocs Malaysia Sdn Bhd	Malaysia
Crocs Japan GK	Japan

Crocs Footwear and Accessories (FICE2)	China
Crocs Trading (Shanghai) Co. Ltd.	China
Crocs Japan GK	Taiwan
Crocs Industrial (Hong Kong) Co. Ltd.	Hong Kong
Crocs Singapore Pte Ltd.	Singapore
Crocs India Private Limited	India
Crocs NZ Limited	New Zealand
Crocs Australia Pty Ltd.	Australia
Crocs South Africa (Proprietary) Limited	South Africa
Crocs Industrial (Shenzhen) Co. Ltd.	China
Crocs Middle East	UAE
Crocs Gulf JV	UAE
Crocs Vietnam, Ltd.	Vietnam